Exhibit 3.2

CERTIFICATE OF RETIREMENT
OF 12¾% CUMULATIVE EXCHANGEABLE PREFERRED STOCK
OF GRANITE BROADCASTING CORPORATION

(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

Granite Broadcasting Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST:  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “GCL”) and authority granted in the Third Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of shares of 12¾% Cumulative Exchangeable Preferred Stock (the “Exchangeable Preferred Stock”), and established the voting powers, designations, preferences, and relative, participating, and other rights, and the qualifications, limitations, and restrictions thereof, and, on January 31, 1997, a Certificate of Designation with respect to such Exchangeable Preferred Stock (the “Certificate of Designation”) was filed in the Office of the Secretary of State of the State of Delaware.

SECOND:  That 284,296 shares of the Exchangeable Preferred Stock were issued by the Corporation.

THIRD:  That 87,093 shares of the Exchangeable Preferred Stock have been reacquired by the Corporation, thereby reducing the number of authorized shares of Exchangeable Preferred Stock from 400,000 to 312,907.

FOURTH:  That Section (j) of the Certificate of Designation provides that shares of Exchangeable Preferred Stock reacquired by the Corporation in any manner shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series and thereby prohibits the reissuance of shares of Exchangeable Preferred Stock that have been reacquired by the corporation as shares of the series to which they were originally designated.

FIFTH:  That pursuant to the provisions of Section 243 of the GCL, upon the filing of this Certificate of Retirement, the 87,093 shares designated as Exchangeable Preferred Stock and reacquired by the Corporation are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series, and the number of shares of the series of Exchangeable Preferred Stock is reduced to 312,907.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Lawrence I. Wills, its Senior Vice President — Chief Financial Officer, this 29th day of June, 2006.

GRANITE BROADCASTING CORPORATION

By:	Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer